EXHIBIT 4.459

SIG INTERNATIONAL SERVICES GMBH
as Pledgor
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee

ACCOUNT PLEDGE AGREEMENT
(Kontoverpfändung)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

CONTENTS

Clause	Page
1. Definitions and Language	- 6 -

2. Pledge	- 13 -

3. Purpose of the Pledges	- 14 -

4. Notice of Pledge	- 14 -

5. Pledgor’s Right of Disposal	- 15 -

6. Enforcement of the Pledges	- 15 -

7. Limitations on Enforcement	- 16 -

8. Undertakings of the Pledgor	- 19 -

9. Delegation	- 21 -

10. Indemnity	- 21 -

11. No liability	- 21 -

12. Duration and Independence	- 22 -

13. Release (Pfandfreigabe)	- 22 -

14. Partial Invalidity; Waiver	- 23 -

15.Amendments	- 23 -

16. Notices and their Language	- 23 -

17. Applicable Law, Jurisdiction	- 25 -

18. Conclusion of this Agreement (Vertragsschluss)	- 25 -

Schedule 1	- 28 -

Part 1 List of Current Borrowers	- 28 -

Part 2 List of Current Guarantors, Current 2009 Senior Secured Notes Guarantors, Current October 2010 Secured Notes Guarantors and Current February 2011 Secured Notes Guarantors	- 28 -

Part 3 List of Current New Secured Notes Guarantors	- 33 -

Schedule 2 List of Accounts	- 39 -

Part 1 — List of Accounts	- 39 -

Part 2 — List of Excluded Accounts	- 39 -

Schedule 3 Form of Notice of Pledge	- 40 -

Schedule 4 Form of Notification of Future Accounts	- 45 -

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on 8 September 2011

BETWEEN:

(1)	SIG International Services GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, having its business address at Rurstrasse 58, 52441 Linnich, Germany registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 3925 (the “Pledgor”); and

(2)	The Bank of New York Mellon, a public company incorporated under the laws of the state of New York, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent” or the “Pledgee”).

WHEREAS:

(A)	Pursuant to the second amended and restated senior secured multi-currency term and revolving credit agreement dated 9 August 2011 of currently up to USD 4,445,000,000 and EUR 330,000,000 between, inter alia, the parties listed in Schedule 1 Part 1 hereto as current borrowers (the “Current Borrowers”), the parties listed in Schedule 1 Part 2 hereto as current guarantors (the “Current Guarantors”), Credit Suisse AG as administrative agent and others (as amended, varied, novated, restated, supplemented, superseded or extended from time to time, the “Second Amended and Restated Credit Agreement”), which amends and restates the multi-currency term and revolving credit agreement dated 5 November 2009 between, inter alia, the Current Borrowers and the Current Guarantors, Credit Suisse AG as administrative agent and others (as amended and restated pursuant to the Second Amended and Restated Credit Agreement and as further amended, varied, novated, restated, supplemented, superseded or extended from time to time, hereinafter the “Credit Agreement”), certain lenders (together the “Original Lenders”) have granted certain facilities to the Current Borrowers and certain other entities which may accede or may have acceded to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured notes indenture dated 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as ultimate issuers (the “Issuers”), certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current 2009 senior secured notes guarantors (the “Current 2009 Senior Secured Notes Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “2009 Senior Secured Notes Indenture”), the Issuers have issued senior secured notes due 2016 in the aggregate principal amount of USD

1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “2009 Senior Secured Notes”) to certain noteholders.

(C)	Pursuant to a senior secured notes indenture dated 15 October 2010 between, inter alia, RGHL US Escrow I LLC, RGHL US Escrow I Inc., and RGHL Escrow Issuer (Luxembourg) I S.A. as escrow issuers (the “Escrow Issuers”), The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “October 2010 Secured Notes Indenture”), the Escrow Issuers have issued secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 in escrow (the “October 2010 Secured Notes”). In connection with the release from escrow of the proceeds of the October 2010 Secured Notes, which occurred on 16 November 2010, the Escrow Issuers were merged with and into the Issuers, with each of the Issuers surviving the applicable mergers or other transfers and assuming by operation of law the obligations of the applicable Escrow Issuers with respect to the October 2010 Secured Notes Indenture and the October 2010 Secured Notes. Certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto have acceded to the October 2010 Secured Notes Indenture as current October 2010 secured notes guarantors (the “Current October 2010 Secured Notes Guarantors”).

(D)	Pursuant to a senior secured notes indenture dated 1 February 2011 between, inter alia, the Issuers, The Bank of New York Mellon as indenture trustee, The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “February 2011 Secured Notes Indenture”), the Issuers have issued secured notes due 2021 in the aggregate principal amount of USD 1,000,000,000 (the “February 2011 Secured Notes”) which are guaranteed by certain affiliates of the Issuers listed in Schedule 1 Part 2 hereto as current February 2011 secured notes guarantors (the “Current February 2011 Secured Notes Guarantors”).

(E)	The Pledgor has entered into the Existing Account Pledge Agreements (as defined below).

(F)	Pursuant to a senior secured notes indenture dated 9 August 2011 between, inter alia, the RGHL US Escrow II LLC and RGHL US Escrow II Inc. as escrow issuers (the “August 2011 Escrow Issuers”), The Bank of New York Mellon as indenture trustee,

The Bank of New York Mellon, London Branch as principal paying agent, The Bank of New York Mellon as collateral agent and Wilmington Trust (London) Limited as additional collateral agent (as amended, varied, novated, supplemented, superseded or extended from time to time, the “New Secured Notes Indenture”), the August 2011 Escrow Issuers have issued senior secured notes due 2019 in the aggregate principal amount of USD 1,500,000,000 (the “New Secured Notes”). In connection with the release from escrow of the proceeds of the New Secured Notes, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A., the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent. At such time certain affiliates of the August 2011 Ultimate Issuers listed in Schedule 1 Part 3 hereto as current new secured notes guarantors (the “Current New Secured Notes Guarantors”) will accede to the New Secured Notes Indenture.

(G)	As a result of the Second Amended and Restated Credit Agreement and the amendment No. 6 and incremental term loan assumption agreement dated 9 August 2011 between, inter alia, the Current Borrowers, the Current Guarantors, Credit Suisse AG as administrative agent and others (the “Amendment No. 6 and Incremental Term Loan Assumption Agreement”) certain lenders have agreed to grant incremental term loans in an aggregate amount of up to USD 2,000,000,000.

(H)	The Pledgor has agreed to grant an additional pledge (subject to the pledges existing by operation of the general business conditions (Allgemeine Geschäftsbedingungen) of the respective Account Bank (as defined below) and the pledges arising under the Existing Account Pledge Agreements (as defined below) over its Accounts (as defined below) as security for the Pledgee’s respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(I)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated 5 November 2009 (as amended by the Amendment No. 1 and Joinder Agreement (as defined below)) between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).

NOW, IT IS AGREED as follows:

1.	DEFINITIONS AND LANGUAGE

1.1	Definitions

In this Agreement:

“Account Banks” means the credit institutions administering the Accounts and “Account Bank” means any of them.

“Accounts” means all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which the Pledgor holds at present or may at any time hereafter open with any credit institution in the Federal Republic of Germany (including without limitation the accounts listed in Part 1 of Schedule 2 (List of Accounts) but excluding any Social Security Bank Account as listed in Part 2 of Schedule 2 (List of Excluded Accounts)) and any sub-account (Unterkonto), renewal, redesignation or replacement thereof, and “Account” means any of them.

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, having its business address at Eleven Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Amendment No.1 and Joinder Agreement” means the joinder agreement dated 21 January 2010 relating to the First Lien Intercreditor Agreement made among (amongst others) the Collateral Agent, Wilmington Trust (London) Limited, Credit Suisse AG and Reynolds Group Holdings Limited pursuant to which Wilmington Trust (London) Limited was appointed as additional collateral agent and became party to the First Lien Intercreditor Agreement.

“Borrowers” means the Current Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank N.A., Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents, the 2009 Senior Secured Notes Documents, the October 2010 Secured Notes Documents, the February 2011 Secured Notes Documents and the New Secured Notes Documents.
“Enforcement Event” shall mean an Event of Default.
“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the 2009 Senior Secured Notes Indenture and/or the October 2010 Secured Notes Indenture and/or the February 2011 Secured Notes Indenture and/or the New Secured Notes Indenture.
“Existing Account Pledge Agreements” means
(a)	the account pledge agreement dated 5 November 2009 (as amended by a confirmation and amendment agreement dated 4 May 2010) entered into between SIG International Services GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee and others as pledgees;
(b)	confirmation and amendment agreement dated 4 May 2010 and entered into between, inter alios, SIG International Services GmbH as pledgor and The Bank of New York Mellon as collateral agent relating to an account pledge agreement dated 5 November 2009 and entered into between SIG International Services GmbH as pledgor and The Bank of New York Mellon as collateral agent and others as pledgees;
(c)	the account pledge agreement dated 16 November 2010 and entered into between SIG International Services GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee; and
(d)	the account pledge agreement dated 2 March 2011 and entered into between SIG International Services GmbH as pledgor and The Bank of New York Mellon as collateral agent and as pledgee.
“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007, as amended and restated on 5 November 2009 and as further amended on 5 November 2010) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse AG (formerly Credit Suisse) as security trustee and others.

“February 2011 Secured Notes Documents” shall mean the February 2011 Secured Notes Indenture, the February 2011 Secured Notes Guarantees, the February 2011 Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the February 2011 Secured Notes and/or the February

2011 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“February 2011 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the February 2011 Secured Notes and the February 2011 Secured Notes Indenture by the February 2011 Secured Notes Guarantors.

“February 2011 Secured Notes Guarantors” means the Current February 2011 Secured Notes Guarantors and any entity which may accede to the February 2011 Secured Notes Indenture as additional guarantor.

“February 2011 Secured Notes Holders” shall mean the holders from time to time of the February 2011 Secured Notes.

“February 2011 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the February 2011 Secured Notes Indenture and any successor appointed as indenture trustee under the February 2011 Secured Notes Indenture.

“Grantors” means the Loan Parties, the Issuers, the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the 2009 Senior Secured Notes Guarantors, the October 2010 Secured Notes Guarantors, the February 2011 Secured Notes Guarantors and the New Secured Notes Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 2,000,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the 2009 Senior Secured Notes Indenture and any successor appointed as indenture trustee under the 2009 Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse AG or any other Lender or any affiliate of Credit Suisse AG or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, the Amendment No.1 and Joinder Agreement, the Second Amended and Restated Credit Agreement and the Amendment No. 6 and Incremental Term Loan Assumption Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Current Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à.r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, Bank of America, N.A., Canada Branch, FIA Card Services, N.A., Citibank N.A., Citibank (China) Co., Ltd., Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Bank of America, N.A., provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“New Secured Notes Documents” shall mean the New Secured Notes Indenture, the New Secured Notes Guarantees, the New Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the New Secured Notes and/or the New Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“New Secured Notes Guarantees” shall mean the guarantees of the obligations of the August 2011 Escrow Issuers and/or of the August 2011 Ultimate Issuers under the New Secured Notes and the New Secured Notes Indenture by the New Secured Notes Guarantors.

“New Secured Notes Guarantors” means the Current New Secured Notes Guarantors and any entity which may accede to the New Secured Notes Indenture as additional guarantor.

“New Secured Notes Holders” shall mean the holders from time to time of the New Secured Notes.

“New Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the New Secured Notes Indenture and any successor appointed as indenture trustee under the New Secured Notes Indenture.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgee under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), including with respect to all costs, charges and expenses incurred by the Pledgee in connection with the protection, preservation or enforcement of its rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“October 2010 Secured Notes Documents” shall mean the October 2010 Secured Notes Indenture, the October 2010 Secured Notes Guarantees, the October 2010 Secured Notes, the Intercreditor Arrangements, any supplemental indenture relating to the October 2010 Secured Notes Indenture, any security document relating to the October 2010 Secured Notes and/or the October 2010 Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“October 2010 Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the October 2010 Secured Notes and the October 2010 Secured Notes Indenture by the October 2010 Secured Notes Guarantors.

“October 2010 Secured Notes Guarantors” means the Current October 2010 Secured Notes Guarantors and any entity which may accede to the October 2010 Secured Notes Indenture as additional guarantor.

“October 2010 Secured Notes Holders” shall mean the holders from time to time of the October 2010 Secured Notes.

“October 2010 Secured Notes Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the October 2010 Secured Notes Indenture and any successor appointed as indenture trustee under the October 2010 Secured Notes Indenture.

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 2.1.

“Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the October 2010 Secured Notes Indenture, the February 2011 Secured Notes Indenture, the New Secured Notes Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s), and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the 2009 Senior Secured Notes Holders, the October 2010 Secured Notes Holders, the February 2011 Secured Notes Holders and the New Secured Notes Holders, the Indenture Trustee, the October 2010 Secured Notes Indenture Trustee, the February 2011 Secured Notes Indenture Trustee and the New Secured Notes Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“2009 Senior Secured Notes Documents” shall mean the 2009 Senior Secured Notes Indenture, the 2009 Senior Secured Notes Guarantees, the 2009 Senior Secured Notes, the Intercreditor Arrangements, any supplemental indenture, any security document relating to the 2009 Senior Secured Notes and/or the 2009 Senior Secured Notes Indenture and any other document that may be entered into pursuant to any of the foregoing.

“2009 Senior Secured Notes Guarantees” shall mean the guarantees of the obligations of the Issuers under the 2009 Senior Secured Notes and the 2009 Senior Secured Notes Indenture by the 2009 Senior Secured Notes Guarantors.

“2009 Senior Secured Notes Guarantors” means the Current 2009 Senior Secured Notes Guarantors and any entity which may accede to the 2009 Senior Secured Notes Indenture as additional guarantor.

“2009 Senior Secured Notes Holders” shall mean the holders from time to time of the 2009 Senior Secured Notes.

“Social Security Bank Accounts” means any and all bank accounts which the Pledgor keeps at present or may at any time hereafter keep with any institution in the Federal Republic of Germany for the benefit of employees under or pursuant to applicable workmen’s compensation schemes, social security laws or regulations, including accounts kept under or pursuant to partial retirement programs (Blockmodell Altersteilzeit).

1.2	Construction

In this Agreement:
(a)	capitalised terms used in this Agreement (or in any notice given under this Agreement) but not defined therein shall have the meanings ascribed thereto in the First Lien Intercreditor Agreement;
(b)	any reference in this Agreement to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, sub-Clause or a Schedule hereof; and
(c)	to the extent the word “note” or “Note” is used in any other documents in relation to this Agreement, it shall be construed as if it were a reference to the word “notes” or “Notes” as defined and used in this Agreement.
1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGE

2.1	The Pledgor hereby pledges to the Pledgee all its present and future rights and claims (whether conditional or unconditional) arising against any Account Bank from or in relation to any of the Accounts, including without limitation:
(a)	all rights and claims in respect of present and future cash deposits (Guthaben) (including without limitation saving deposits (Spareinlagen), time deposits (Termineinlagen) (including fixed deposits (Festgeldguthaben) and termination monies (Kündigungsgelder)) and call money deposits (Tagesgeldeinlagen) (including deposits for overnight money, tom/next money, spot/next money and money until further notice (Geld b ..a. w.)) standing from time to time to the credit of the Accounts, including all claims to interest payable;
(b)	in respect of each Account maintained as a giro account (Girokonto) at present or in the future, (i) all claims in respect of present and future credit balances (positive Salden), (ii) all claims in respect of present and future credit entries (gutgeschriebene Beträge), (iii) all claims to interest payable and (iv) all other present and future monetary rights and claims arising under or in connection with the respective giro agreement (Girovertrag) (including without limitation all claims to the grant of a credit entry (Gutschriftanspruch); and
(c)	in respect of each Account maintained as a current account (Kontokorrentkonto) at present or in the future, all present and future rights and claims arising under or in connection with the respective current account agreement (Kontokorrentabrede) (including without limitation all claims to determination and acknowledgement of the current account balance (Anspruch auf Saldofeststellung und -anerkennung), all claims to present and future current account balances (Saldoforderungen) including the causal final balance (kausaler Schlusssaldo) and the right to terminate the current account relationship (Kündigung des Kontokorrents)).
(the “Pledge” and/or the “Pledges”).
2.2	The Pledgee hereby accepts the Pledges.
2.3	The Pledges are in addition, and without prejudice, to any other security the Secured Parties may now or hereafter hold in respect of the Obligations.

3.	PURPOSE OF THE PLEDGES
The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledges shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.
4.	NOTICE OF PLEDGE
4.1	Subject to Clause 4.3 below the Pledgor undertakes that it will without undue delay, but not later than twenty business days after the date of this Agreement, and, in relation to any Account opened after the date of this Agreement, within ten business days after such new Account has been opened, notify each Account Bank and any other relevant third party of the Pledges by delivering a notification substantially in the form set out in Schedule 3 (Form of Notice of Pledge) by registered mail (Einschreiben mit Rückschein). The Pledgor shall provide the Collateral Agent with a copy of each such notification and of the corresponding return receipt (Rückschein). In addition, the Pledgor shall use all reasonable efforts to procure that each Account Bank promptly acknowledges receipt of the respective notification, and acceptance of the terms thereof, to the Collateral Agent and to the Pledgor.
4.2	Without prejudice to the obligations imposed on the Pledgor in Clause 4.1 and, in the case of future Accounts, Clause 8.3, the Pledgor hereby authorises the Collateral Agent and releases it for this purpose from the restrictions of self-dealing under Section 181 of the German Civil Code to notify each Account Bank and any other relevant third party on its behalf of this Agreement and the Pledge constituted hereunder by delivering a notification substantially in the form set out in Schedule 3 (Form of Notice of Pledge), or in such substantially similar form as the Collateral Agent (acting on behalf of the Secured Parties) deems appropriate, provided that the Collateral Agent may only make use of this authorisation if the Pledgor has not complied with the obligations imposed on the Pledgor in Clause 4.1 within 10 business days of being notified of such failure (with a copy of such notice being sent to Reynolds Group Holdings Limited) and being requested to comply or if an Enforcement Event has occurred and is continuing.
4.3	The Pledgor shall not be under an obligation to comply with its obligation under Clause 4.1 above whilst an Enforcement Event is not continuing if the Pledgor can prove to the Collateral Agent (acting on behalf of the Secured Parties) that notifying the relevant Account Bank of the Pledge created hereunder would not be consistent with, whilst an Enforcement Event is not continuing, the Pledgor retaining control over and the ability to freely use the balance of any such Account. The Collateral

Agent will not be required to use its discretion, but will take instructions in accordance with the First Lien Intercreditor Agreement whether or not to agree with the Pledgor’s analysis under this Clause 4.3. For the avoidance of doubt, at the date of this Agreement the Pledgor agrees that notifying the Account Banks of the Pledge created hereunder is not inconsistent with the Pledgor retaining control over and the ability to freely use the balance of any Account existing at the date of this Agreement.

5.	PLEDGOR’S RIGHT OF DISPOSAL

The Pledgor may exercise all rights and powers in respect of each Account until the Collateral Agent gives notice to the contrary to the Account Bank with a copy to the Pledgor. The Pledgee may give such notice only if an Enforcement Event has occurred and is continuing.

6.	ENFORCEMENT OF THE PLEDGES

6.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of the Pledges are met (Pfandreife), in particular, if any of the Obligations have become due and payable, then in order to enforce the Pledges, the Collateral Agent (acting on the instructions of the Secured Parties) may at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.

6.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgee is entitled to exercise its rights without obtaining an enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgee shall be entitled to have the Pledges enforced in any manner allowed under the laws of the Federal Republic of Germany.

6.3	The Pledgee will notify the Pledgor five business days prior to the enforcement of the Pledge according to Clause 6. No such notification shall be required if (i) the Pledgor has generally ceased to make payments (Zahlungseinstellung), (ii) an application for the institution of insolvency proceedings is filed by or against the Pledgor or (iii) the Pledgee has reasonable grounds to believe that observance of the notice period will adversely affect the legitimate interests (berechtigte Interessen) of the Pledgee.

6.4	If the Pledgee (acting on the instructions of the Secured Parties) should seek to enforce the Pledge pursuant to Clause 6.1 hereof, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt realisation of the Pledge and/or the exercise by the Pledgee of any other right it may have as Pledgee.

6.5	The Pledgee may, in its sole discretion, determine which of several security interests (created under this or other security agreements) shall be used to satisfy the Obligations.

6.6	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.

6.7	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.

6.8	If the Pledge is enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgee shall pass to the Pledgor by subrogation or otherwise. Further, the Pledgor shall at no time before, on or after an enforcement of the Pledge, and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from a Grantor or any affiliate of a Grantor or assign any of these claims.

7.	LIMITATIONS ON ENFORCEMENT

7.1	The Pledgee shall be entitled to enforce the Pledge without limitation in respect of:
(a)	all and any amounts which are owed under the Credit Documents by the Pledgor itself or by any of its subsidiaries; and

(b)	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the Pledgor or any of its subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time
(in aggregate, the “Unlimited Enforcement Amount”).

7.2	Besides an enforcement in respect of the Unlimited Enforcement Amount pursuant to Clause 7.1 above, the Pledgee shall not be entitled to enforce the Pledge against the Pledgor if and to the extent that:
(a)	the Pledge secures the obligations of a Grantor which is (x) a shareholder of the Pledgor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz)

of a shareholder of the Pledgor (other than the Pledgor and its subsidiaries); and
(b)	the enforcement would have the effect of (x) reducing the Pledgor’s net assets (Reinvermögen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of the Pledgor’s stated share capital (Stammkapital) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Collateral Agent.
7.3	The Net Assets shall be calculated as an amount equal to the sum of the values of the Pledgor’s assets (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the Pledgor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section(3) B, C and D of the German Commercial Code), save that:
(a)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the Pledgor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;
(b)	obligations under loans provided to the Pledgor by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Pledgor; and
(c)	obligations under loans or other contractual liabilities incurred by the Pledgor in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Pledgor in the preparation of its most recent annual balance sheet (Jahresbilanz).

It being understood that the assets of the Pledgor will be assessed at liquidation values (Liquidationswerte) if the managing directors of the Pledgor, at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the Pledgor can carry on as a going concern (positive Fortführungsprognose), in particular when the Pledge is enforced.

7.4	The limitations set out in Clause 7.2 above shall only apply if and to the extent that:
(a)	without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce the Pledge (the “Notice”), the Pledgor has confirmed in writing to the Collateral Agent (x) to what extent such Pledge is up-stream or cross-stream security as described in Clause 7.2 above and (y) which amount of such up-stream or cross-stream security cannot be enforced as it would cause the net assets of the Pledgor to fall below its stated share capital (taking into account the adjustments set out in Clause 7.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”) and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the Pledgor’s stated share capital; or
(b)	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the Pledgor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of the Pledgor’s Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 7.3 above, provided that the final sentence of Clause 7.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the Pledgor should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 7.3 above. If the Pledgor fails to deliver a Balance Sheet within the aforementioned time period, the Pledgee shall be entitled to enforce the Pledge irrespective of the limitations set out in Clause 7.2 above.

7.5	If the Pledgee disagrees with the Balance Sheet, it shall be entitled to enforce the Pledge up to the amount which, according to the Balance Sheet, can be enforced in compliance with the limitations set out in Clause 7.2 above. In relation to any additional amounts for which the Pledgor is liable under this Agreement, the Pledgee shall be entitled to further pursue their claims (if any) and the Pledgor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Pledgee has given notice of its intention to enforce the security created under this Agreement).

7.6	No reduction of the amount enforceable under this Clause 7 will prejudice the right of the Pledgee to continue enforcing the Pledge (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.

8.	UNDERTAKINGS OF THE PLEDGOR

Unless otherwise permitted by the Principal Finance Documents, during the term of this Agreement, the Pledgor undertakes to the Pledgee:

8.1	subject to Clause 4.3 to use all reasonable efforts to procure that each Account Bank releases any existing lien, including without limitation any pledge existing by operation of its general business conditions (Allgemeine Geschäftsbedingungen), and waives any right of set-off and right of retention in respect of the Accounts by countersigning and returning an acknowledgement of notice of pledge substantially in the form set out in Schedule 3 (Form of Notice of Pledge) to the Pledgor and the Pledgee.

8.2	to instruct each Account Bank to provide the Pledgee following receipt by the relevant Account Bank of a notice pursuant to Clause 5 with all information requested by it in respect of the Accounts and to that extent to release each Account Bank from its obligation to maintain confidentiality (Bankgeheimnis) by delivering a notice of pledge to the respective Account Bank in accordance with the requirements set out in Clause 4.1 or, in the case of any future Account, Clause 8.3. The Pledgor undertakes not to revoke such instruction during the term of this Agreement, other than in respect of an Account which is closed or disposed of in accordance with the terms of the Credit Documents;

8.3	to notify the Pledgee without undue delay substantially in the form set out in Schedule 4 (Form of Notification of Future Accounts) of each new bank account opened by the Pledgor with a credit institution in the Federal Republic of Germany in accordance with Clause 4 above including a designation, as applicable, whether such new bank account is a Social Security Bank Account. For the avoidance of doubt, the Pledgor is aware that any new bank account opened within the Federal Republic of Germany

(except in case of a Social Security Bank Account) will become an Account in the meaning of this Agreement upon notice to the Account Bank and will be subject to the Pledge and the obligations assumed by the Pledgor hereunder without any further agreement;

8.4	to close any of the Accounts only upon giving 5 business days prior notice to the Pledgee and provided that the Pledgee has not given a notice pursuant to Clause 5;

8.5	to deliver to the Pledgee, within three months after the end of each calendar year ending after January 2012, and at any time upon reasonable request of the Pledgee, up-to date account statement sheets (Kontoauszüge) showing the balance on each of the Accounts, provided that the Pledgee shall not request such information more than one additional time in any one year prior to the occurrence of an Enforcement Event that is continuing;

8.6	with regard to any account books (Sparbücher) and any other documents which are necessary to dispose over (verfügen) any of the Accounts, the Pledgor undertakes to deliver the originals of such documents to the Pledgee without undue delay if the Pledgee has given a notice pursuant to Clause 5 and to deliver to the Pledgee upon its reasonable request following such event without undue delay any documents or other information concerning the Accounts, in particular (but not limited to) the account opening documents and any agreements between the Account Bank and the Pledgor in relation to the Accounts;

8.7	not to grant to any third party any rights in respect of the Accounts (keine Und-Konten oder Oder-Konten oder sonstige Rechte Dritter) (other than those arising under the relevant Account Bank’s general business conditions (Allgemeine Geschäftsbedingungen) and under the Existing Account Pledge Agreements) without the prior written consent of the Collateral Agent (as instructed in accordance with the Principal Finance Documents) (such consent not to be unreasonably withheld);

8.8	to inform the Pledgee without undue delay of any attachment (Pfändung) and any third parties bringing claims in respect of any of the Accounts, such notice to be accompanied by any documents the Pledgee might need to defend itself against any claim by a third party. In the case of any attachment (Pfändung) in respect of any of the Accounts, the Pledgor undertakes to forward to the Pledgee without undue delay a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Pledgor shall inform the attaching creditor of the Pledge without undue delay;

8.9	except as otherwise agreed pursuant to the Principal Finance Documents, insofar as additional declarations or actions are necessary for the creation of the Pledge, the Pledgor shall, at the Collateral Agent’s reasonable request (acting on the reasonable instructions of the Secured Parties), make such declarations and undertake such actions at the Pledgor’s costs and expenses; and

8.10	for the avoidance of doubt, notification and delivery requirements as set out in sub-Clauses 8.3, 8.4, 8.5, 8.6 and 8.8 of this Agreement are deemed to be satisfied if and to the extent such notification or information has been delivered under the Existing Account Pledge Agreements provided that such notification or delivery to the Pledgee makes reference to this Agreement and each Existing Account Pledge Agreement.

9.	DELEGATION

The Pledgee shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Pledgee shall only remain liable for diligently selecting and providing initial instructions to such delegate.

10.	INDEMNITY

To the extent set out in the First Lien Intercreditor Credit Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Pledgee, its agents its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, damages, expenses, demands, taxes, losses and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Pledge.

11.	NO LIABILITY

Except to the extent provided in the Principal Finance Documents, none of the Pledgee, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Pledgee, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.

12.	DURATION AND INDEPENDENCE

12.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledge shall not cease to exist, if the Grantors under the Credit Documents have only temporarily discharged the Obligations.

12.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.

12.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Pledgee. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.

12.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.

13.	RELEASE (PFANDFREIGABE)

13.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practical declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledge, due to its accessory nature (Akzessorietät), ceases to exist by operation of German mandatory law.

13.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Pledgee shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) may in its reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.

13.3	The Pledgee (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release of the Pledge (Pfandfreigabe) to the Pledgor in accordance with, and to the extent required by, the Intercreditor Arrangements.

14.	PARTIAL INVALIDITY; WAIVER

14.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

14.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

15.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 15 shall be made in writing.

16.	NOTICES AND THEIR LANGUAGE

16.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	SIG International Services GmbH

	Address:	Rurstrasse 58
52441 Linnich, Germany
Telephone
	Fax:	+49 2462 79 2519
	Attention:	Managing Directors
(Geschäftsführung)

For the Pledgor with a copy to:	Address:	c/o Rank Group Limited
Level 9
148 Quay Street
PO Box 3515
Auckland 1140
New Zealand

	Telephone:	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Collateral Agent:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E
New York, N.Y. 10286
The United States of
America

	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust
16.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing in accordance with the First Lien Intercreditor Agreement, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.
16.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 16 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 16.

16.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

17.	APPLICABLE LAW, JURISDICTION

17.1	This Agreement is governed by the laws of the Federal Republic of Germany.

17.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the courts in Frankfurt am Main. The Pledgee however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

18.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

18.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by fax or attached as an electronic photocopy (pdf., tif., etc.) to an e-mail.

18.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub-Clause 18.1 above, they will transmit the signed signature page(s) of this Agreement to attention of Isabel van Bremen or Axel Schlieter (isabel.vanbremen@cliffordchance.com or axel.schlieter@cliffordchance.com, fax: +49 211 43 55 5600) (each a “Recipient”). The Agreement will be considered concluded once any of the Recipients has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

18.3	For the purposes of this Clause 18 only, the parties to this Agreement appoint each Recipient individually as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, the Recipients will have no further duties connected with their position as Recipient. In particular, the Recipients may assume the conformity to the authentic original(s) of the signature page(s)

transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SIGNATURE PAGE
     This Account Pledge Agreement has been entered into on the date stated at the beginning by

SIG International Services GmbH as Pledgor
By:	/s/ Cindi Lefari
	Name:	Cindi Lefari
	Title:	Authorised Signatory

The Bank of New York Mellon as Collateral Agent and Pledgee
By:	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title:	Vice President

SCHEDULE 1
PART 1
LIST OF CURRENT BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holdings Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
Pactiv Corporation
PART 2
LIST OF CURRENT GUARANTORS, CURRENT 2009 SENIOR SECURED NOTES
GUARANTORS, CURRENT OCTOBER 2010 SECURED NOTES GUARANTORS
AND CURRENT FEBRUARY 2011 SECURED NOTES GUARANTORS
Whakatane Mill Australia Pty Limited
SIG Austria Holding GmbH
SIG Combibloc GmbH & Co KG
SIG Combibloc GmbH
SIG Beverages Brasil Ltda.
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda.
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.

SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited
Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited

Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.
Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG

SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.
SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.

Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.
Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.

Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.
Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.
PART 3
LIST OF CURRENT NEW SECURED NOTES GUARANTORS1
Whakatane Mill Australia Pty Limited
SIG Beverages Brasil Ltda.
SIG Combibloc do Brasil Ltda.
Closure Systems International (Brazil) Sistemas de Vedação Ltda.
CSI Latin American Holdings Corporation
Evergreen Packaging Canada Limited
CSI Closure Systems Manufacturing de Centro America, S.R.L.
SIG Holdings (UK) Limited
SIG Combibloc Limited
Closure Systems International (UK) Limited
Reynolds Consumer Products (UK) Limited
Reynolds Subco (UK) Limited

[1]	Post-closing Austrian guarantors excluded.

Kama Europe Limited
Ivex Holdings, Ltd.
SIG Euro Holding AG & Co. KGaA
SIG Beverages Germany GmbH
SIG Combibloc Holding GmbH
SIG Vietnam Beteiligungs GmbH
SIG Combibloc GmbH
SIG Combibloc Systems GmbH
SIG Combibloc Zerspanungstechnik GmbH
SIG Information Technology GmbH
SIG International Services GmbH
Closure Systems International Holdings (Germany) GmbH
Closure Systems International Deutschland GmbH
Pactiv Hamburg Holdings GmbH
Pactiv Deutschland Holdinggesellschaft mbH
Omni-Pac Ekco GmbH Verpackungsmittel
Omni-Pac GmbH Verpackungsmittel
SIG Asset Holdings Limited
Closure Systems International (Hong Kong) Limited
SIG Combibloc Limited
Evergreen Packaging (Hong Kong) Limited
Closure Systems International Holdings (Hungary) Kft.
CSI Hungary Gyártó és Kereskedelmi Kft. (aka CSI Hungary)
Closure Systems International Holdings (Japan) KK
Closure Systems International Japan, Limited
Beverage Packaging Holdings (Luxembourg) I S.A.

Beverage Packaging Holdings (Luxembourg) III S.à r.l.
Evergreen Packaging (Luxembourg) S.à r.l.
Reynolds Group Issuer (Luxembourg) S.A.
Bienes Industriales del Norte S.A. de C.V.
CSI en Ensenada, S. de R.L. de C.V.
CSI en Saltillo, S. de R.L. de C.V.
CSI Tecniservicio, S. de R.L. de C.V.
Grupo CSI de Mexico, S. de R.L. de C.V.
Técnicos de Tapas Innovativas S.A. de C.V.
Evergreen Packaging Mexico, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Maxpack, S. de R.L. de C.V.
Closure Systems International B.V.
Reynolds Consumer Products International B.V.
Evergreen Packaging International B.V.
Reynolds Packaging International B.V.
Reynolds Group Holdings Limited
Whakatane Mill Limited
SIG Combibloc Group AG
SIG Technology AG
SIG allCap AG
SIG Combibloc (Schweiz) AG
SIG Schweizerische Industrie-Gesellschaft AG
SIG Combibloc Procurement AG
SIG Reinag AG
SIG Combibloc Ltd.

SIG Holding USA Inc.
SIG Combibloc Inc.
Closure Systems International Americas, Inc.
Closure Systems International Holdings Inc.
Closure Systems International Inc.
Reynolds Packaging Machinery Inc.
Closure Systems Mexico Holdings LLC
CSI Mexico LLC
CSI Sales & Technical Services Inc.
Bakers Choice Products, Inc.
Reynolds Consumer Products Holdings Inc.
Reynolds Consumer Products Inc.
Reynolds Foil Inc.
Reynolds Group Holdings Inc.
Reynolds Services Inc.
Blue Ridge Holding Corp.
Blue Ridge Paper Products Inc.
Evergreen Packaging International (US) Inc.
Evergreen Packaging Inc.
Evergreen Packaging USA Inc.
Reynolds Packaging, Inc.
Reynolds Packaging LLC
Reynolds Packaging Kama Inc.
Reynolds Food Packaging LLC
Reynolds Flexible Packaging Inc.
Southern Plastics Inc.

Ultra Pac, Inc.
BRPP, LLC
Reynolds Group Issuer Inc.
Reynolds Group Issuer LLC
Pactiv Corporation (formerly Reynolds Acquisition Corporation)
Pactiv Factoring LLC
Pactiv RSA LLC
Pactiv Retirement Administration LLC
Pactiv Germany Holdings, Inc.
Pactiv International Holdings Inc.
Pactiv Management Company LLC
PCA West Inc.
Prairie Packaging, Inc.
PWP Holdings, Inc.
PWP Industries, Inc.
Newspring Industrial Corp.
Pactiv Canada Inc.
The Baldwin Group Limited
J. & W. Baldwin (Holdings) Limited
Omni-Pac U.K. Limited
Conference Cup Ltd.
Dopaco Canada, Inc.
Dopaco, Inc.
Garven Incorporated
Central de Bolsas, S. de R.L. de C.V.
Servicios Industriales Jaguar, S. de C.V.

Servicio Terrestre Jaguar, S. de C.V.
Grupo Corporativo Jaguar, S. de C.V.
Pactiv México, S. de R.L. de C.V.

SCHEDULE 2
LIST OF ACCOUNTS
PART 1 — LIST OF ACCOUNTS

	Bank Sort Code	Name and address of
(Sub-) Account No.	(Bankleitzahl)	Account Bank	Type of account	Currency
[________________]	300 700 10 IBAN [________________] SWIFT DEUTDEDDXXX	Deutsche Bank AG Königsallee 45/47 40189 Düsseldorf	current account	EUR

[________________]	IBAN [________________]	HSBC Trinkaus & Burkhardt KGaA Königsallee 21/23 40212 Düsseldorf	current account	EUR
PART 2 — LIST OF EXCLUDED ACCOUNTS
[currently none]

SCHEDULE 3
FORM OF NOTICE OF PLEDGE
[Letterhead of Pledgor]

Absender/From: [Pledgor]

An/To: [Account Bank]

Datum/Date: [•]

Verpfändungsanzeige	Notice of Pledge

Betrifft: Konto Nr. [•]	Re: Account No. [•]

Sehr geehrte Damen und Herren,	Dear Sirs,

wie Ihnen bekannt ist, haben wir gemäß eines Kontenverpfändungsvertrags vom 5. November 2009 (der “Kontenverpfändungsvertrag 1”), gemäß eines Kontenverpfändungsvertrags vom 16. November 2010 (der “Kontenverpfändungsvertrag 2”) und gemäß eines Kontenverpfändungsvertrags vom 2. März 2011 (der “Kontenverpfändungsvertrag 3”), alle Ansprüche einschließlich Zinsen aus dem o.g. Konto (inklusive aller Unterkonten, etwaigen Neueröffnungen, Verlängerungen, Umbenennungen und Festgeldkonten davon) zu Gunsten von The Bank of New York Mellon (“Sicherheitentreuhänder”) verpfändet. Die Verpfändung umfasst alle Arten von Kontoguthaben sowie alle daraus zeitanteilig anfallenden Zinsen. Eine Kopie des Kontenverpfändungsvertrag 1, des Kontenverpfändungsvertrag 2 und des Kontenverpfändungsvertrag 3 hatten wir unseren jeweiligen Schreiben beigefügt.
As you are aware, by an account pledge agreement dated 5 November 2009 (the “Account Pledge Agreement 1”), an account pledge agreement dated 16 November 2010 (the “Account Pledge Agreement 2”) and an account pledge agreement dated 2 March 2011 (the “Account Pledge Agreement 3”), we have pledged in favour of The Bank of New York Mellon (the “Collateral Agent”) all of our right, title and interest in and to the above account (which shall include all sub-accounts, renewals, replacements, redesignations and related fixed deposit accounts thereof) and all monies and interest from time to time standing or accruing to the credit thereof. A copy of the Account Pledge Agreement 1, Account Pledge Agreement 2 and the Account Pledge Agreement 3 was attached to our relevant letters.

Gemäß eines Bestätigungs- und Ergänzungsvertrag zum Kontenverpfändungsvertrag 1 vom 4. Mai 2010 (der “ Bestätigungs- und Ergänzungsvertrag”) wurde der Kontenverpfändungsvertrag 1 dahingehend bestätigt und ergänzt, dass, unter anderem, auch die Erhöhung bestehender Kreditlinien umfasst wird, die bereits durch den Kontenverpfändungsvertrag 1 besichert sind. Eine Kopie des Bestätigungs- und Ergänzungsvertrags hatten wir unseren Schreiben beigefügt.
Pursuant to a confirmation and amendment agreement relating to the Account Pledge Agreement 1 dated 4 May 2010 (the “Confirmation and Amendment Agreement”), the Account Pledge Agreement 1 has been confirmed and amended to the effect that, inter alia, it also secures the increase of existing facilities which are already secured by the Account Pledge Agreement 1. A copy of the Confirmation and Amendment Agreement was attached to our letters.

     Hiermit zeigen wir Ihnen an, dass wir gemäß Ziffer 2.1 des hier in Kopie beigefügten Kontenverpfändungsvertrags vom [•] alle Rechte und Ansprüche bezüglich des o. g. Kontos und aller sonstigen bei Ihnen geführten Konten (die “Konten”) (inklusive aller Unterkonten, etwaiger Neueröffnungen, Verlängerungen, Umbenennung und Festgeldkonten) zu Gunsten des Sicherheitentreuhänders verpfändet haben.
We hereby give you notice that pursuant to Clause 2.1 of an account pledge agreement dated [•], a copy of which is attached hereto, we have pledged in favour of the Collateral Agent all of our rights and claims in respect of the above account and all other accounts maintained with you from time to time (the “ Accounts”) (including all sub-accounts thereof, renewals, replacements, redesignations and related fixed deposit accounts thereof).

     Die Verpfändung umfasst insbesondere alle Ansprüche auf gegenwärtige und zukünftige Guthaben (einschließlich Spareinlagen, Termineinlagen, Festgeldeinlagen und Tagesgeldeinlagen) und positive Salden sowie alle darauf anfallenden Zinsen.
The pledge comprises in particular all claims to present and future cash deposits (including saving deposits, time deposits, fixed deposits and call money deposits) and credit balances and all claims to interest payable in relation thereto.

     Solange Sie als kontoführende Bank keine gegenteilige Nachricht vom Sicherheitentreuhänder erhalten, sind wir ermächtigt, über die Konten und insbesondere die Kontenguthaben zu verfügen. Im Fall des Erhalts einer entsprechenden Nachricht sind Sie als kontoführende Bank gehalten, keinerlei Verfügungen unsererseits über die Konten und die Kontenguthaben mehr zuzulassen.
Until notice to the contrary from the Collateral Agent to be served on you as account bank, we may continue to operate the Accounts and in particular may dispose over the amounts standing to the credit thereof. Upon receipt of such aforesaid notice to the contrary, you as account bank shall not allow any dispositions by us of the Accounts and of the amounts standing to the credit thereof.

     Wir verzichten hiermit in bezug auf alle bei Ihnen geführten Konten zu Gunsten des Sicherheitentreuhänders auf unser Recht auf Vertraulichkeit (Bankgeheimnis) und beauftragen und ermächtigen Sie hiermit, nachdem Sie die o.g Nachricht vom Sicherheitentreuhänder erhalten haben, dem Sicherheitentreuhänder auf sein Verlangen jede gewünschte Information im Hinblick auf solche Konten zu geben.
We herewith waive all rights of confidentiality (Bankgeheimnis) in relation to all accounts held with you for the benefit of the Collateral Agent. If you have received the above notice from the Collateral Agent we hereby instruct and authorise you to provide the Collateral Agent with any information requested by it in respect of such accounts.

Diese Verpfändungsanzeige unterliegt deutschem Recht.	This notice of pledge shall be construed in accordance with German law.

In Zweifelsfällen gilt die deutsche Fassung dieser Verpfändungsanzeige.	In cases of doubt the German version of this notice of pledge shall prevail.

      Wir bitten Sie, die dieser Verpfändungsanzeige beigefügte Empfangsbestätigung als Zeichen Ihres Einverständnisses mit den hierin und in der Empfangsbestätigung genannten Bestimmungen unterzeichnet sowohl an uns als auch an den Sicherheitentreuhänder zu senden. Die Adresse des Sicherheitentreuhänders ist die folgende:
Please sign the enclosed Acknowledgement of Notice of Pledge in order to acknowledge receipt of this notice and your agreement to the terms set out herein and in the enclosed Acknowledgement and return the same to us and to the Collateral Agent. The address of the Collateral Agent is the following:
[name and address of Collateral Agent].

Mit freundlichen Grüßen	Yours faithfully
[Pledgor]
(Geschäftsführer/Managing Director)

[Letterhead of Account Bank]

Absender/From: [Account Bank]

An/ To: [Collateral Agent] und/and [Pledgor]

Datum/ Date: [•]

Bestätigung des Empfangs einer Verpfändungsanzeige	Acknowledgement of Notice of Pledge

Betrifft: Konto Nr. [•]	Re: Account No. [•]

Sehr geehrte Damen und Herren,	Dear Sirs,

Wir bestätigen hiermit den Erhalt der Verpfändungsanzeige vom [Datum] sowie der Kopie des Kontoverpfändungsvertrags vom [•] und unser Einverständnis mit den darin enthaltenen Bestimmungen.	We hereby acknowledge receipt of the notice of pledge dated [date] and of a copy of the account pledge agreement dated [•] and confirm our agreement with the terms set out therein.

     Wir versichern, dass wir keine Verpfändungsanzeige bzgl. der verpfändeten Konten erhalten haben, außer Ihrer Anzeigen vom [•] und vom [•], und uns mit Ausnahme unseres AGB-Pfandrechts keine Rechte Dritter an den verpfändeten Konten bekannt sind.
We confirm that we have neither received any previous notice of pledge relating to the pledged accounts nor are we aware of any third party rights in relation to the accounts other than your notice dated [•] and [•] and except for the right of pledge arising pursuant to our general business conditions.

     Wir verpflichten uns hiermit, sowohl im eigenen Namen als auch für unsere jeweiligen Rechtsnachfolger, die in der obengenannten Verpfändungsanzeige enthaltenen Bestimmungen und Anweisungen zu befolgen.
We hereby confirm on behalf of ourselves and our legal successors in title that we will act in accordance with the terms and instructions set out in the notice of pledge referred to above.

     Wir verzichten hiermit unwiderruflich und bedingungslos auf jegliche Aufrechnungs- und Zurückbehaltungsrechte bzgl. der Konten, wobei es unser Verständnis ist, dass Saldierungen bei Kontokorrentkonten weiterhin vorgenommen und Kontoführungsgebühren und retournierte Schecks den Konten weiterhin ohne Einschränkung belastet werden dürfen.
We hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off from the Accounts or invoke any rights of retention in relation to the Accounts; it being understood that the balancing of current accounts shall be permitted and that account-keeping fees and returned cheques may furthermore be debited without restriction.

Des Weiteren erklären wir hiermit, dass wir das aufgrund unserer Allgemeinen Geschäftsbedingungen an den Konten bestehende Pfandrecht aufgeben.	We hereby release the pledge granted in our favour in respect of the Accounts pursuant to our General Business Conditions.

Dieses Schreiben unterliegt deutschem Recht.	This letter shall be construed in accordance with German law.

In Zweifelsfällen gilt die deutsche Fassung dieses Schreibens.	In cases of doubt the German version of this letter shall prevail.

Mit freundlichen Grüßen	Yours faithfully
[Account Bank]
([Name des Unterzeichners/name of signatory])

SCHEDULE 4
FORM OF NOTIFICATION OF FUTURE ACCOUNTS

From:	[Pledgor]

To:	[Collateral Agent]

Date:	[Date of Notification]

Re:	Account pledge agreement dated [date of this Agreement] between us as pledgor and you and others as pledgees (the “Account Pledge Agreement”)
Dear Sirs,
     In accordance with Clause 16.3 of the Account Pledge Agreement, we hereby give you notice that we [will open/have opened] the following bank account (the “New Account”):

Name and address of
(Sub-)	Bank Sort Code	Account Bank (the
Account No.	(Bankleitzahl)	“Account Bank”)	Type of Account
[•]	[•]	[•]	[•]
     Capitalised terms not otherwise defined herein shall have the meaning ascribed thereto in the Account Pledge Agreement.
     We hereby confirm that all our present and future rights and claims (whether conditional or unconditional) arising against the Account Bank from or in relation to the New Account (as specified in Clause 2.1 of the Account Pledge Agreement) are pledged to the Pledgee pursuant to the Account Pledge Agreement as security for the Obligations. We expressly acknowledge that all obligations imposed on us in the Account Pledge Agreement in respect of the Accounts also apply for the New Account.

     By way of an independent guarantee (selbstständiges Garantieversprechen), we make the representations and warranties set out in Clauses 8.2 of the Account Pledge Agreement in respect of the New Account.
     [In accordance with Clause 16.3 of the Account Pledge Agreement, we enclose a copy of the notice of pledge we have given to the Account Bank in respect of the New Account as well as an original copy of the acknowledgement countersigned by the Account Bank.]

46

     Yours faithfully

[Pledgor]
By:
Name:
	Title:	Managing Director (Geschäftsführer)

47